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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              FIGGIE INTERNATIONAL
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              FIGGIE INTERNATIONAL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                           FIGGIE INTERNATIONAL INC.
                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share, and the holders of Class B Common Stock, par value $.10 per share, of Figgie International Inc. (the "Corporation") will be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on Tuesday, October 17, 1995 at 1:00 p.m., Eastern Daylight Savings Time, to consider and take action with respect to the following:

     1. To elect a class of 3 Directors each for a term of 3 years and until their successors shall be elected and qualified; and

     2. To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Holders of Class A Common Stock and holders of Class B Common Stock of record at the close of business on September 8, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                              By Order of the Board of Directors

                                              L. A. Harthun
                                                Secretary

Dated: September 14, 1995

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY/VOTING
            INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           FIGGIE INTERNATIONAL INC.
                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094

                            ------------------------

                                PROXY STATEMENT

                          MAILED ON SEPTEMBER 14, 1995

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 17, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Figgie International Inc. (the "Corporation") to be used at the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share, and the holders of Class B Common Stock, par value $.10 per share, of the Corporation to be held on October 17, 1995 and at any adjournments thereof. The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

     The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph, and the Corporation may pay persons holding shares for others their expenses in sending proxy material to their principals. Solicitation of proxies may also be made on behalf of the Board of Directors by Morrow & Company at a total cost, including fees and expenses, of approximately $6,000.00. Proxies may be solicited by Morrow & Company by personal interview, mail, telephone and telegraph.

                                 VOTING RIGHTS

     Only stockholders of record at the close of business on September 8, 1995 are entitled to notice of and to vote at the Annual Meeting. The proxy will also serve to instruct the trustees of the Figgie International Inc. Stock Ownership Trust and Plan (the "ESOP"), the Figgie International Inc. Stock Ownership Trust and Plan for Salaried Employees (the "ESOP for Salaried Employees"), the Figgie International Inc. Stock Bonus Trust and Plan (the "Stock Bonus Plan") and the Figgie International Inc. Supplementary Retirement Savings Plan (the "SRSP") on how to vote any shares of the Corporation's common stock held by the plans. The number of shares printed on the proxy/voting instruction card accompanying this proxy statement includes, when applicable, shares allocated to the participants in any such plan. The instructions given by the participants in such plans will also serve to instruct the trustees of such plans on how to vote any unallocated shares held by such plans.

     At the close of business on September 8, 1995, the Corporation had outstanding and entitled to vote 13,645,748 shares of Class A Common Stock and 4,726,669 shares of Class B Common Stock. The holders of issued and outstanding shares of Class A Common Stock are generally entitled to 1/20 of one vote for each share held by them on each matter to be presented with certain exceptions set forth below. The holders of issued and outstanding shares of Class B Common Stock are generally entitled to one vote for each share held by them on each matter to be presented with certain exceptions set forth below.

     Article Sixth of the Corporation's Restated Certificate of Incorporation (the "Substantial Stockholder Provision") places limitations on the ability of certain persons coming within the definition of a

"Substantial Stockholder" to vote shares of the Corporation's voting stock beneficially owned by them. A Substantial Stockholder is defined as any beneficial owner of more than a "threshold percentage" -- generally 20.00% -- of the outstanding shares of any class of voting stock of the Corporation. If a stockholder's percentage of shares of a class of voting stock of the Corporation increases above the threshold applicable to him as a result of purchases, redemptions or other acquisitions of shares of the class by the Corporation or decreases below the threshold applicable to him as a result of an issuance of shares of a class by the Corporation or a reduction in beneficial ownership by the stockholder, then the stockholder's threshold percentage is adjusted to equal the percentage of outstanding shares of the class held immediately after such event, but never below 20.00%. The record holders of any shares beneficially owned by a Substantial Stockholder are entitled to 1/20 of one vote for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held up to the Substantial Stockholder's threshold percentage of each class or series, and 1/100 of such vote for each share held in excess of such threshold percentage for each class or series. Thus, a Substantial Stockholder holding shares in excess of the applicable threshold percentage would be entitled to 1/2000 of a vote for each such share of Class A Common Stock and 1/100 of a vote for each such share of Class B Common Stock. Also, a Substantial Stockholder may exercise a maximum percentage of the voting power of each class or series equal to his threshold percentage for that class plus 5%. The excess shares owned above the threshold percentage plus 5% cannot be voted by the Substantial Stockholder. The aggregate voting power of a Substantial Stockholder, so limited, is allocated proportionately among the record holders of the shares beneficially owned by the Substantial Stockholder.

     At September 1, 1995, the Corporation believes that no stockholder of the Corporation beneficially owned shares in excess of such stockholder's applicable threshold percentage.

     The holders of Class A Common Stock are entitled to cast 682,287 votes at the Annual Meeting and the holders of Class B Common Stock are entitled to cast 4,726,669 votes at the Annual Meeting. The total number of votes of both classes entitled to be cast at the Annual Meeting is 5,408,956. The holders of record of shares entitled to cast a majority of such votes must be present in person or represented by proxy in order to constitute a quorum for the holding of a meeting.

     Candidates for election as Directors receiving a plurality of the votes of holders of Class A Common Stock and holders of Class B Common Stock present in person or represented by proxy, voting together and not as separate classes, will be elected to the seats on the Board of Directors of the class whose term expires in 1998.

     Shares entitled to vote represented by proxies which are properly executed and returned before the Annual Meeting will be voted at the Annual Meeting as directed therein. If no vote is specified therein, the shares will be voted "FOR" the election of the Directors named as nominees in the Proxy Statement.

     Shares represented by proxies which are marked "WITHHELD" with regard to the election of Directors will be excluded entirely from the vote and will have no effect. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions with respect to a particular matter ("broker non-votes"), those shares will have no effect on the outcome of such matter.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by delivering to any of the persons named as proxies, or to the Corporation addressed to the Secretary, an instrument revoking the proxy, by appearing at the Annual Meeting and voting in person or by executing a later dated proxy which is exercised at the Annual Meeting.

                             PRINCIPAL STOCKHOLDERS

     The stockholders named in the following table are those which are known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Class A Common Stock or Class B Common Stock. Unless otherwise indicated, the information is as of September 1, 1995. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, the Corporation believes that each individual owner listed below exercises sole voting and dispositive power over his or its shares.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                   NAME AND ADDRESS OF             BENEFICIAL       PERCENT
    TITLE OF CLASS                  BENEFICIAL OWNER               OWNERSHIP       OF CLASS
-----------------------    -----------------------------------    ------------     ---------
Class A Common Stock       NewSouth Capital Management Inc.       2,094,785(1)       15.4%
                           755 Crossover Lane, Suite 233
                           Memphis, TN 38117
Class A Common Stock       The Goldman Sachs Group, L.P.            971,800(2)        7.1%
                           85 Broad Street
                           New York, NY 10004
Class A Common Stock       Wellington Management Company            803,000(3)        5.9%
                           75 State Street
                           Boston, MA 02109
Class A Common Stock       First Pacific Advisors, Inc.             755,000(4)        5.5%
                           11400 West Olympic Boulevard
                           Suite 1200
                           Los Angeles, CA 90064
Class B Common Stock       Harry E. Figgie, Jr.                     759,534(5)       16.1%
                           37001 Shaker Boulevard
                           Hunting Valley, OH 44022
Class B Common Stock       Mentor Partners, L.P.                    299,500(6)        6.3%
                           500 Park Avenue
                           New York, NY 10022

---------------

(1) This amount, as reflected in a report on Schedule 13G dated June 3, 1994, consists of 2,007,785 shares as to which the reporting person claims sole voting power, 87,000 shares as to which the reporting person claims shared voting power and 2,094,785 shares as to which the reporting person claims sole dispositive power.

(2) This amount, as reflected in a report on Schedule 13G dated April 7, 1995, filed by The Goldman Sachs Group, L.P., Goldman Sachs & Co. and Goldman Sachs Equity Portfolios, Inc. (on behalf of Goldman Sachs Small Cap Equity
    Fund), as a group, consists of 822,700 shares as to which The Goldman Sachs Group, L.P. and Goldman Sachs & Co. claim shared voting power, 971,800 shares as to which The Goldman Sachs Group, L.P. and Goldman Sachs & Co. claim shared dispositive power and 734,700 shares as to which Goldman Sachs Equity Portfolios, Inc. (on behalf of Goldman Sachs Small Cap Equity Fund) claims shared voting power and shared dispositive power.

(3) This amount, as reflected in a report on Schedule 13G dated February 3, 1995, consists of 565,300 shares as to which the reporting person claims shared voting power and 803,000 shares as to which the reporting person claims shared dispositive power.

(4) This amount, as reflected in a report on Schedule 13G dated February 13, 1995, consists of 755,000 shares as to which the reporting person claims shared voting power and shared dispositive power.

(5) For a description of Mr. Figgie's beneficial ownership, see the table under the caption "STOCK OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN FORMER EXECUTIVE OFFICERS" and footnotes (5), (11),
    (12) and (13) thereto.

(6) This amount, as reflected in a report on Schedule 13D dated August 18, 1995, consists of 299,500 shares as to which the reporting person claims sole voting and dispositive power.

                         STOCK OWNERSHIP OF DIRECTORS,
                   NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS
                     AND CERTAIN FORMER EXECUTIVE OFFICERS

     The following table and notes thereto set forth information, as of September 1, 1995, with respect to the beneficial ownership of shares of Class A and Class B Common Stock by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table (which includes the three executive officers who have resigned, Harry E. Figgie, Jr., Vincent A. Chiarucci, and Charles C. Rieger, Jr.) and, as a group, by the current Directors and Executive Officers of the Corporation, based upon information furnished to the Corporation by such persons.

                                                       AMOUNT OF BENEFICIAL
                                                     OWNERSHIP AS OF SEPTEMBER
                                                            1, 1995(1)
                                                    ---------------------------
                                     CLASS A        PERCENTAGE       CLASS B      PERCENTAGE
   NAME OF BENEFICIAL OWNER        COMMON STOCK      OF CLASS      COMMON STOCK    OF CLASS
-------------------------------    ------------     ----------     ------------   ----------
Fred J. Brinkman                          500             *              3,600          *
Vincent A. Chiarucci                   27,689(2)          *              9,840(2)       *
Dale S. Coenen                            300             *              3,000          *
Alfred V. Gangnes                      22,371(3)          *             12,504(3)       *
John S. Lanahan                           358             *              6,536          *
F. Rush McKnight                        1,315(4)          *              6,503( )(5)       *
Harrison Nesbit, II                     1,005(6)          *              6,562(6)       *
C.B. Robertson, III                     2,500(7)          *              9,000          *
John P. Reilly                        130,000(8)        1.0%                 0          *
Harold B. Scott                         7,600(9)          *              4,500          *
Steven L. Siemborski                   75,117(2)(10)       *               242          *
A. A. Sommer, Jr.                       2,250             *              7,750          *
Walter M. Vannoy                      100,095(2)          *             23,319          *
Harry E. Figgie, Jr. (11)             365,904(12)       2.7%           759,534(  (13)    16.1%
L.A. Harthun                           17,972(2)          *                461(2)       *
Charles C. Rieger, Jr.                    359(2)          *              3,044(2)       *
All Current Directors and
  Executive Officers as a
  Group** (15 persons)                397,255(2)        2.9%            94,319(2)     2.0%

---------------

   * Less than 1%.

  ** Does not include beneficial ownership of Harry E. Figgie, Jr. and Charles
     C. Rieger, Jr.

 (1) Except as otherwise indicated in footnotes (2), (3), (8), (9), (10) and
     (13) and as limited by the terms of applicable restricted stock plans, each Director, Executive Officer or former Executive Officer owning shares listed or included in this table exercises sole voting and dispositive power over such shares. The shares shown include 137,500 shares of Class A Common Stock with respect to which certain executive officers have a right to acquire beneficial ownership within 60 days.

 (2) These amounts include shares of Class A and Class B Common Stock held by the ESOP, the ESOP for Salaried Employees and the Stock Bonus Plan which are subject to certain pass-through voting and tendering rights. Participants in those plans are entitled to instruct the trustee of the plans (The "Trustee"), on a confidential basis, on how to vote and how to respond to a tender or exchange offer for shares allocated to their accounts and on how to vote and how to respond to a tender or exchange offer for certain of the unallocated shares. Under the trust agreement, as amended in November 1994, allocated and unallocated shares for which no instructions are received can be voted or tendered by the Trustee. Each active participant is entitled to instruct the Trustee as to the voting or tendering of a portion of the unallocated shares in the proportion that his prior year's compensation (subject to a maximum amount of compensation) bears to the prior year's compensation of all active participants. The numbers of shares of Class A and Class B Common Stock held by the ESOP for Salaried Employees, the ESOP and the Stock Bonus Plan which have been allocated to the Executive Officers named in the Summary Compensation Table (the "named Executive Officers") and all current Executive Officers as a group, including the numbers of shares allocated as of December 31, 1994, are as follows: (1) allocated shares in the ESOP for Salaried Employees: Mr. Vannoy -- 201 shares of Class A Common Stock and 64 shares of Class B Common Stock; Mr. Siemborski -- 117 shares of Class A Common Stock and 37 shares of Class B Common Stock; and all current Executive officers as a group -- 549 shares of Class A Common Stock and 117 shares of Class B Common Stock; and (2) allocated shares in the ESOP: Mr. Vannoy -- 352 shares of Class B Common Stock; Mr. Chiarucci -- 270 shares of Class B Common Stock; Mr.
     Harthun -- 310 shares of Class B Common Stock; Mr. Siemborski -- 205 shares of Class B Common Stock; Mr. Rieger -- 261 shares of Class B Common Stock; and all current Executive Officers as a group -- 1,519 shares of Class B Common Stock. The numbers of shares of Class A and Class B Common Stock held by the ESOP for Salaried Employees and the ESOP which have not been allocated and are reflected in the table above as beneficially owned by the named Executive Officers and all current Executive Officers as a group are as follows: (1) unallocated shares in the ESOP for Salaried Employees: Mr. Chiarucci -- 359 shares of Class A Common Stock and 130 shares of Class B Common Stock; Mr. Harthun -- 359 shares of Class A Common Stock and 130 shares of Class B Common Stock; Mr. Rieger -- 359 shares of Class A Common Stock and 130 shares of Class B Common Stock; and all current Executive Officers as a group -- 853 shares of Class A Common Stock and 311 shares of Class B Common Stock; and (2) unallocated shares in the ESOP: Mr.
     Chiarucci -- 20 shares of Class B Common Stock; Mr. Harthun -- 20 shares of Class B Common Stock; Mr. Rieger -- 20 shares of Class B Common Stock; and all current Executive Officers as a group -- 47 shares of Class B Common Stock.

 (3) Mr. Gangnes shares voting and dispositive power with respect to 22,371 shares of Class A Common Stock and 12,504 shares of Class B Common Stock with his wife.

 (4) These amounts do not include 575 shares of Class A Common Stock and 575 shares of Class B Common Stock owned by Mr. McKnight's wife.

 (5) These amounts do not include 47,493 shares of Class B Common Stock held in a trust established by Mr. Figgie for a member of his immediate family. Mr. McKnight served as 1 of 3 trustees of such trust until September 7, 1995.

 (6) These amounts do not include 2,405 shares of Class A Common Stock and 47 shares of Class B Common Stock owned by Mr. Nesbit's wife.

 (7) This amount does not include 2,500 shares of Class A Common Stock owned by Mr. Robertson's wife.

 (8) This amount includes 100,000 shares underlying an option which was granted to Mr. Reilly under the Corporation's Key Employees' Stock Option Plan in accordance with Mr. Reilly's employment agreement.

 (9) This amount includes 3,600 shares of Class A Common Stock for which Mr. Scott has shared voting and dispositive power as a co-trustee of a trust and 500 shares of Class A Common Stock for which Mr. Scott has shared voting and dispositive power as the custodian of a custodial account for his minor children.

(10) This amount includes 37,500 shares of Class A Common Stock which Mr. Siemborski is entitled to acquire pursuant to his employment agreement.

(11) Harry E. Figgie, Jr. resigned from his positions as the Corporation's Chief Executive Officer and Chairman of the Board as well as a member of the Board on May 18, 1994.

(12) The aggregate number of shares beneficially owned by Mr. Figgie excludes a total of 66,223 shares of Class A Common Stock beneficially owned, or that may be deemed to be beneficially owned, by members of Mr. Figgie's immediate family, certain Figgie family trusts and The Clark-Reliance Corporation, an Ohio corporation ("Clark-Reliance") of which Mr. Figgie was Chairman of the Board and Chief Executive Officer until his resignation on October 19, 1994 and is presently Chairman Emeritus of the Board. (As of December 28, 1994, Mr. Figgie owned 22.7% of the outstanding shares of common stock of Clark-Reliance, Mr. Figgie's wife owned 22.7% of the outstanding shares of common stock of Clark-Reliance, and each of Mr. Figgie's adult sons, Dr. Harry E. Figgie, III, Dr. Mark P. Figgie, and Matthew P. Figgie, owned 18.2% of the outstanding shares of common stock of Clark-Reliance.) Of the excluded shares; (i) 37,844 shares of Class A Common Stock are owned by Clark-Reliance; (ii) 18,239 shares of Class A Common Stock are held in trust for members of Mr. Figgie's immediate family, (iii) 8,640 shares are owned directly by other members of Mr. Figgie's family, and (iv) 1,500 shares are owned by the Figgie Family Foundation, of which Mr. Figgie is one of six trustees.

(13) This amount, as reflected in a report on Form 4 for January 1995 consists of 759,534 shares of Class B Common Stock as to which Mr. Figgie has sole voting power, 749,534 shares of Class B Common Stock as to which Mr. Figgie has sole dispositive power, and 10,000 shares of Class B Common Stock as to which Mr. Figgie has shared dispositive power. Based upon Mr. Figgie's
     Schedule 13D filed January 6, 1995 (showing beneficial ownership information as of December 19, 1994) and his January 1995 Form 4, the aggregate number of shares beneficially owned by Mr. Figgie includes 13,537 shares of Class B Common Stock held in his account with the Clark-Reliance Employee Profit Sharing and Savings and Trust Plan and excludes a total of 418,345 shares of Class B Stock beneficially owned, or that may be deemed to be beneficially owned, by members of Mr. Figgie's immediate family, The Figgie Family Foundation, certain Figgie family trusts and Clark-Reliance (see footnote 10 above). Of the excluded shares (i) 134,564 shares of Class B Common Stock are owned by Clark-Reliance; (ii) 57,881 shares (excluding those held in trust as noted below) of Class B Common Stock are owned by Mr. Figgie's wife; (iii) 465 shares (excluding those held in trust as noted below) of Class B Common Stock are owned by Matthew P. Figgie, Mr. Figgie's son; (iv) 58,394 shares (excluding those held in trust as noted below) of Class B Common Stock are beneficially owned by Dr. Harry E. Figgie, III, Mr. Figgie's son; (v) 58,189 shares (excluding those held in trust as noted below) of Class B Common Stock are owned by Dr. Mark P. Figgie, Mr. Figgie's son; (vi) 2,112 shares of Class B Common Stock are owned by The Figgie Family Foundation, of which Mr. Figgie is one of six trustees; (vii) 51,750 shares of Class B Common Stock are held in trust for Mr. Figgie's wife; (viii) 47,493 shares of Class B Common Stock are held in trust for Matthew P. Figgie, for which Dr. Harry E. Figgie, III, Mr. McKnight and Mr. David L. Carpenter serve as trustees; and (ix) 7,497 shares of Class B Common Stock are held in three separate trusts, each holding 2,499 for the benefit of Mr. Figgie's three children, for which National City Bank acts as trustee.

          Notwithstanding anything to the contrary, the following reports of the Management Development & Compensation Committee and the Stock Option Committee, and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The basic elements of the Corporation's compensation program originated at the time the ownership of the Corporation changed in 1963. The Management Development & Compensation Committee of the Board of Directors has had overall authority with respect to the cash compensation paid by the Corporation to executive personnel and other key employees. The Stock Option Committee of the Board of Directors oversees the Corporation's long-term incentive programs under which stock options and restricted stock are awarded to key employees, including executives.

     Between January 1994 and May 18, 1994, the members of the Compensation Committee were Harry E. Figgie, Jr., Dale S. Coenen, Russell W. McFall and Dr. Harry E. Figgie, III. Mr. Figgie resigned from his positions as the Corporation's chief executive officer and chairman of the Board of Directors and a member of the Board on May 18, 1994. Dr. Figgie resigned from his position as the Corporation's vice chairman in March 1994, and from the Corporation's Board of Directors on May 18, 1994. The Compensation Committee was subsequently reconstituted and renamed the Management Development & Compensation Committee (the "Compensation Committee"), with its members during the rest of the year being Harrison Nesbit, II, Fred J. Brinkman, Alfred V. Gangnes, Walter M. Vannoy and Dale S. Coenen. The members of the Stock Option Committee were Dale S. Coenen, Russell W. McFall and A. A. Sommer, Jr. until Mr. McFall passed away on March 26, 1994. The current members of the Stock Option Committee are Dale S. Coenen, A. A. Sommer, Jr. and Fred J. Brinkman.

     Set forth below are the reports of each committee with respect to executive compensation.

                         COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE CASH COMPENSATION

     The Compensation Committee's cash compensation policies are designed: (a) to align closely the financial interests of the Corporation's executive officers including the chief executive officer (the "CEO") with the financial interests of the Corporation's stockholders and thereby to enhance the Corporation's profitability and stockholder value; (b) to provide compensation packages that are competitive and will attract and retain qualified personnel; and (c) to reward individual performance. The Corporation's cash compensation policies are designed to provide an incentive for executive officers to achieve the Corporation's goals by relating a substantial portion of executive compensation directly to the Corporation's performance. During the last year, the Compensation Committee, assisted by an independent compensation consultant, reviewed the Corporation's compensation policies and determined to revise compensation levels based upon the Corporation's lower level of revenues and to simplify the cash incentive portion of the compensation.

Executive Officer Compensation Policies

     The Compensation Committee, assisted by both an independent compensation consultant and data generated by independent executive compensation analysts, annually establishes ranges of total cash compensation to be paid to executives in each pay grade based upon its review of national surveys of executive compensation which include peer data for diversified corporations. In January 1995, the Compensation Committee modified the Corporation's peer group to reflect the lower level of net revenue which has resulted from the Corporation's divestitures in 1994. The change will not result in lower salary levels for current officers and has no effect on the salary levels of those executive officers with whom the Corporation has entered into employment agreements, but will affect future increases in base salaries and salaries offered to newly hired employees.

     In 1994 and January 1995, the Compensation Committee approved the terms of employment agreements entered into by the Corporation with Messrs. Siemborski and Reilly to induce those individuals to become the Corporation's chief financial officer and CEO, respectively, and with Mr. Vannoy who had agreed to serve as an interim CEO. These agreements are described elsewhere in the Proxy Statement.

     BASE SALARY. The Compensation Committee establishes base salary amount ranges for pay grades for executive officers at amounts that, in general, are substantially similar to the average base salary amounts expected by the Corporation to be paid by companies of comparable size to executives having comparable positions. (Exceptions to this approach were made in connection with the hiring of Messrs. Siemborski, Reilly and Vannoy.) The performance of such companies is not taken into account by the Compensation Committee because it believes that the Corporation must pay competitive base salaries in order to attract and retain qualified executives. In determining base salaries for specific executive officers, the Compensation Committee takes into account the performance of the executive officers. The base salaries for 1994 were established during the month of March 1994. The base salaries established for Mr. Vannoy and Mr. Siemborski were not based upon the established ranges for their respective pay grades because the Compensation Committee determined to separately negotiate compensation packages with these persons to induce them to become the Corporation's interim CEO and chief financial officer, respectively.

     ANNUAL CASH INCENTIVE AMOUNTS. The Corporation has an incentive program under which executive officers, including the CEO, have the opportunity to receive a bonus which is awarded in two components: a formula-based component and a discretionary component. The maximum potential amount of each such component is pre-established based upon the pay grade of each executive. The amounts of the bonuses for a particular year are determined and awarded after the end of that year.

     An incentive pool is calculated for payment of the formula-based award amounts. The amount of the pool has been based upon the extent to which the Corporation's performance during the fiscal year attained pre-established levels with respect to three measures: return on sales, return on assets and annual growth in earnings. In 1993 and 1994, the Compensation Committee gave the return on sales and the return on assets more weight than the annual growth in earnings in assessing the Corporation's performance. The weight to be given each performance ratio, which was approved annually by the Compensation Committee, reflected the Corporation's strategic objectives and plans. The target performance levels were subject to adjustment by the Compensation Committee in the event of changes in the Corporation's structure. As a result of the review of the Corporation's cash incentive program, the Compensation Committee has determined that in the future the amount of the incentive pool will be based upon the Corporation's net income.

     The Compensation Committee also reviews whether adjustments should be made in the components to the ratios to reflect unusual corporate developments, such as unusual expenses that the Compensation Committee determines should be recognized over a period of time. The amount of the incentive pool is reduced by the aggregate amount of the discretionary bonus awards made in the most recently completed fiscal year. The remainder of the incentive pool is then distributed to the executive officers and each executive receives a bonus based upon the same percentage of base salary.

     The discretionary component of the incentive award is generally based upon the performance of the individual executives. The CEO recommends the amounts of the discretionary bonus awards for the executive officers, other than himself, after assessing the performance of each of those executives. The Compensation Committee then determines the amount of the discretionary award for each executive, including the CEO, up to the predetermined maximum percentage of base salary for such award, based on the executive's performance, including such person's contributions to the success of those operations for which such person is responsible and to the Corporation in general.

     The entire formula-based component of the bonus award is payable in the year in which it is declared. Historically, the discretionary component of the bonus award has been paid in four equal annual installments. The first installment was normally paid in the year in which the bonus was declared. The remaining installments have normally been paid in the three consecutive years after the first payment, but only to those executives who have remained in the employ of the Corporation or whose employment termination has been due to death, disability or retirement. In cases of termination for any other reason, the Compensation Committee has had sole discretion to determine whether the remaining bonus installments will be paid. As a result of the simplification of the cash incentive plan, any discretionary bonus declared for 1995 and thereafter will be payable in a single cash payment in the year in which such award is declared.

     For 1994, the Corporation's executive officers were not eligible to receive formula-based incentive bonuses because of the Corporation's financial results. The Compensation Committee determined that the Corporation's performance also did not warrant the grant of any discretionary bonus awards to executive officers for 1994. The chief financial officer earned a bonus and transition payment pursuant to the terms of his employment agreement.

CEO Compensation

     In determining the CEO's base salary and the maximum percentages of such base salary amount payable as formula-based and discretionary bonus awards, the Compensation Committee generally evaluates the compensation paid to chief executive officers of comparable companies. In addition, the amounts of the CEO's base salary and any discretionary bonus award generally reflect the CEO's performance with respect to operations for which he is specifically responsible as well as the overall success of the Corporation in achieving the strategic goals defined by him and the Corporation's Board of Directors, taking into account the general economic environment and conditions in the industries in which the Corporation operates.

     For 1994, the members of the Compensation Committee, excluding Mr. Harry E. Figgie, the former CEO, who recused himself from discussions regarding his compensation, determined not to increase the former CEO's base salary. The former CEO resigned on May 18, 1994 and the Compensation Committee determined not to grant him a bonus for 1994 in view of the Corporation's performance in 1994.

     Mr. Vannoy, who succeeded Mr. Harry E. Figgie as CEO on May 18, 1994, received as CEO the same base salary that he had received as Vice Chairman beginning in February 1994, which is a base salary commensurate with the rate determined for the Corporation's President. This rate was lower than that previously paid to Mr. Harry E. Figgie because of the expected interim nature of Mr. Vannoy's position. For 1994, the Compensation Committee determined not to grant Mr. Vannoy a bonus in view of the Corporation's performance in 1994. Mr. Vannoy, as a member of the Compensation Committee, did not participate in either the determination of his base salary or the consideration of his bonus.

     The Compensation Committee is studying the implications of Section 162(m) of the Internal Revenue Code, which was added by the Omnibus Budget Reconciliation Act of 1993 (signed into law on August 10, 1993), and has not decided whether to adjust the incentive compensation program in light of such section.

  Harrison Nesbit, II            Fred J. Brinkman            Alfred V. Gangnes
                   Walter M. Vannoy            Dale S. Coenen

                         STOCK OPTION COMMITTEE REPORT
                      ON LONG-TERM EXECUTIVE COMPENSATION

     The Stock Option Committee has administered the Corporation's long-term incentive program under which executive officers and other senior executives of the Corporation historically have been provided the opportunity to buy restricted shares. Starting in 1978, four five-year restricted stock purchase plans have been approved by the Corporation's stockholders. In 1993, the Corporation's stockholders approved the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan"), which is substantially similar to prior plans. On October 19, 1994, the Corporation's stockholders approved the Figgie International Inc. Key Employees' Stock Option Plan (the "Stock Option Plan"). It is expected that stock options will become the primary equity incentive compensation program of the Corporation with grants of restricted stock under the Restricted Stock Plan generally being used only to supplement the Stock Option Plan.

Restricted Stock Plan

     Under the Restricted Stock Plan, shares of the Corporation's common stock are sold to executives at a price of $1.00 per share. When participants acquire the shares, they become holders of the restricted shares and are eligible to vote and receive any dividends declared on the shares, but the certificates representing the restricted shares are held by the Corporation in escrow until the transfer restrictions lapse, generally at the termination of the plan. Because of the transfer restrictions, the participants cannot sell the stock and thus disengage the benefits they receive under the Restricted Stock Plan from the Corporation's performance. Generally, unless otherwise directed by the Stock Option Committee, upon the termination of the employment of any participant prior to the termination of the Plan and the lapse of the transfer restrictions, other than terminations resulting from death or total disability, the Corporation has the right to purchase all, or, in the case of the retirement of a participant, a specific portion, of the restricted shares at a price equal to the lesser of the price paid by the participant for such shares or the then fair market value of the shares.

     Awards were initially made under the Restricted Stock Plan in 1993. A maximum award was established for each executive pay grade. In determining this maximum award, the Stock Option Committee, assisted by an independent compensation consultant, took into account the relationship between cash and bonus amounts paid to executive officers, including CEOs, in comparable companies and the benefits that such companies provided their executive officers, including CEOs, from their stock incentive plans. Maximum award amounts were calculated based upon average award sizes of the comparable companies and without regard to restricted stock awards made under prior plans. In a manner consistent with awards under the earlier similar restricted stock plans, the sizes of the actual awards made to executive officers, including the CEO, were based upon the executives' performance over the prior five years. If an executive officer, including the CEO, received during the five preceding fiscal years an aggregate of either 70% or 80%, depending upon the executive's pay grade, of the aggregate amount of the potential discretionary bonus awards he could have received over that period, the Stock Option Committee awarded the executive 100% of the maximum award established for the executive under the Restricted Stock Plan. If the executive received less than the requisite percentage of the potential discretionary bonus awards justifying the maximum award, he would receive between 25% and 75% of the maximum award, depending upon the percentage of the aggregate amount of the potential discretionary bonus awards he had received over the five-year period. In such case, the Stock Option Committee can award the executive the balance of the maximum restricted stock award if the executive receives during the next five years aggregate discretionary bonus awards in specified percentages of the potential maximum discretionary bonus awards for those years. In addition, under the Restricted Stock Plan, persons who are promoted can receive additional restricted stock awards in amounts that take into account their new pay grade and newly hired executives can receive restricted stock awards in amounts based upon their pay grade but reflecting the remaining restricted period.

     Pursuant to his employment agreement, the chief financial officer is entitled to receive the right to purchase 150,000 shares of stock over a four-year period beginning in July 1994. In July 1994, in accordance with the employment agreement, the Stock Option Committee granted the chief financial officer the right to purchase 37,500 shares of Class A Common Stock for $1.00 per share. As a result of that grant, the Stock Option Committee reduced the number of shares of Class A Common Stock reserved for issuance under the Restricted Stock Plan by 37,500 shares. The Stock Option Committee did not award the chief financial officer the right to acquire any restricted shares under the Restricted Stock Plan.

Stock Option Plan

     Under the Stock Option Plan, the Corporation may issue non-qualified stock options, "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, and stock appreciation rights (giving the employee the right to elect a payment equal to the appreciation of the stock value over the option price) to executives and other key employees. The Stock Option Plan is intended to provide additional incentives which will enhance the Corporation's ability to attract and retain key employees and align employees' economic interests with those of the Corporation's stockholders.

     No awards were made under the Stock Option Plan in 1994. The Stock Option Committee has determined that stock option grants will be made in amounts determined by reference to equity awards made by the Corporation's peer group and under the same circumstances in which annual cash incentive awards are made. It is expected that stock options will become the primary equity incentive compensation program of the Corporation.

     The Stock Option Committee believes that stock options granted under the Stock Option Plan will not be subject to the $1,000,000 limit contained in
Section 162(m) of the Internal Revenue Code as it is intended that the option price will be at least the fair market value on the date of grant and that the composition of the Committee will meet certain requirements as to independence which will be contained in Treasury Regulations which are currently proposed by the Treasury Department.

CEO Compensation

     Harry E. Figgie, Jr., the Corporation's former CEO, was not awarded any restricted stock in 1994 under the Restricted Stock Plan. Mr. Vannoy, who succeeded Mr. Harry E. Figgie as CEO, was awarded 115,497 shares of restricted stock pursuant to the Restricted Stock Plan in accordance with his employment agreement. The agreement provides that the restricted shares are subject to repurchase by the Corporation upon termination of Mr. Vannoy's employment in accordance with the provisions of the Restricted Stock Plan relating to repurchases from retirees.

     Dale S. Coenen            A.A. Sommer, Jr.            Fred J. Brinkman

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table shows information concerning the annual and long-term compensation earned during the last three fiscal years by the Corporation's CEO as of December 31, 1994, each of the four other most highly compensated executives of the Corporation, and Harry E. Figgie, Jr., who resigned as CEO on May 18, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                     ANNUAL COMPENSATION                   AWARDS
                                          -----------------------------------------     -------------
                                                                         OTHER           RESTRICTED       ALL OTHER
          NAME AND                                                      ANNUAL              STOCK          COMPEN-
     PRINCIPAL POSITION          YEAR      SALARY      BONUS(1)     COMPENSATION(2)       AWARDS(3)       SATION(4)
-----------------------------    ----     --------     --------     ---------------     -------------     ---------
Walter M. Vannoy (5)             1994     $333,333          --         $  62,599         $ 1,039,563      $  61,694
  Chairman and CEO
Vincent A. Chiarucci             1994      394,375           0                                    --         43,097
  President                      1993      371,875          --                             1,434,825        116,931
                                 1992      331,250     332,050                                    --         39,187
L. A. Harthun                    1994      229,166          --                                    --         18,520
  Senior Vice President--        1993      219,000          --                               277,405         23,026
  International, General         1992      207,333     189,856                                    --         26,723
  Counsel and Secretary
Steven L. Siemborski(6)          1994      175,000      25,000           248,438                  --         60,363
  Senior Vice President and
  Chief Financial Officer
Charles C. Rieger, Jr.           1994      168,000          --                                    --         16,191
  Senior Vice President          1993      161,000          --                               277,405         19,210
                                 1992      156,667      50,000                                    --         20,751
Harry E. Figgie, Jr.             1994      293,769          --            68,381                  --        521,618
  Former Chairman and CEO        1993      775,000          --           118,861           2,539,087        644,541
                                 1992      695,000     663,692            92,758                  --        957,662

---------

(1) (a) Includes, except with respect to Mr. Siemborski, the full amount of the discretionary component of the bonus awarded with respect to the applicable fiscal year, although only one quarter of that bonus was paid in the year it was declared and the remaining three quarters of that bonus are paid in equal installments in each of the three years after the discretionary bonus was declared if the executive continues to be employed by the Corporation or if the termination of employment is due to death, disability or retirement. In cases of termination for any other reason, the Management Development & Compensation Committee has sole discretion to determine whether the remaining bonus installments will be paid.

     (b) Mr. Siemborski earned a $25,000 incentive bonus pursuant to the terms of his employment agreement discussed in the section entitled "Employment and Severance Agreements."

(2) (a) The amount indicated with respect to Mr. Vannoy represents his use of a company car ($9,735) and the payment of his moving expenses ($52,864).

     (b) The amounts indicated with respect to Mr. Figgie represent the incremental cost to the Corporation of expenses associated with his use of a company car ($47,632, $46,971 and $34,653, in 1994, 1993 and 1992,
     respectively), aircraft ($8,558, $19,078 and $26,354, in 1994, 1993 and
     1992, respectively) and club dues ($12,195, $39,753 and $31,751, in 1994,
     1993 and 1992, respectively), and, for 1993, $13,059 relating to an interest free loan provided to Mr. Figgie at the time the restrictions on the restricted stock issued under the 1988 Restricted Stock Purchase Plan for Employees (the "1988 Restricted Stock Plan") were terminated in December 1992.

     (c) The amount indicated with respect to Mr. Siemborski represents the difference between the price paid by Mr. Siemborski for 37,500 shares of Class A Common Stock and the fair market value of the shares on the date of purchase.

(3) The transfer and pledge restrictions on the restricted shares reflected in the table with respect to 1994 and 1993 are scheduled to lapse upon the termination of the Restricted Stock Plan on July 1, 1998 under the terms of the plan. As of December 31, 1994, the aggregate number of shares and the value of the shares of restricted stock held by the executives (less the purchase price paid by the executive) were as follows: Mr. Vannoy, 98,744 shares of Class A Common Stock and 16,753 shares of Class B Common Stock having a market value (less purchase price) of $594,016; Mr. Chiarucci, 91,000 shares of Class A Common Stock having a market value (less purchase price) of $466,888; Mr. Harthun, 17,613 shares of Class A Common Stock having a market value of (less purchase price) of $90,267; Mr. Rieger, 17,613 shares of Class A Common Stock having a market value (less purchase price) of $90,267; and Mr. Figgie, 5,645 shares of Class A Common Stock and 10,000 shares of Class B Common Stock having a market value (less purchase price) of $81,431.

(4) (a) Includes the rating payment paid by the Corporation on a split-dollar insurance policy for the benefit of Mr. Figgie and the discounted value of the benefit to each of the named Executive Officers of the premium paid by the Corporation during 1994 for one or more split-dollar insurance policies under which the executive receives an interest in the cash surrender value of the policy at the time when the ownership of the policy is split between the executive and the Corporation, which then becomes the beneficiary of a policy on the executive's life with a cash surrender value equivalent to the Corporation's premium payments. The Executive Officers paid a portion of the premium based upon a rate for term life insurance. The amounts reflected in the table for split-dollar insurance are as follows: Mr. Vannoy -- $41,387; Mr. Chiarucci -- $39,540; Mr. Harthun -- $13,446; Mr.
     Siemborski -- $8,203; Mr. Rieger -- $11,777; and Mr. Figgie -- $113,916.

     (b) Includes the monthly payments made by the Corporation to Mr. Figgie for 1994 in an aggregate amount of $407,702 under the Corporation's Senior Executive Benefits Program. This program formerly provided retirement and other benefits prior to retirement in the event that a person remained an employee of the Corporation after the normal retirement date of age 65 (or in certain circumstances, age 62).

     (c) Includes the allocations for 1994 of equivalent shares of Class A Common Stock or Class B Common Stock under the ESOP, the ESOP for Salaried Employees and the Stock Bonus Plan. The dollar values as of December 31, 1994 of the allocations for each of the named executive officers of the Corporation are as follows: Mr. Vannoy -- $3,557; Mr. Chiarucci -- $3,557; Mr. Harthun -- $5,074; Mr. Siemborski -- $2,160 and Mr. Rieger -- $4,414.

     (d) Includes fees paid to Mr. Vannoy in the amount of $16,750 for services as a director of the Corporation.

     (e) Includes $50,000 paid to Mr. Siemborski pursuant to the terms of his employment agreement. See the section entitled "Employment and Severance Agreements."

(5) Mr. Vannoy became interim CEO and Chairman of the Board of Directors of the Corporation on May 18, 1994 and Vice Chairman of the Corporation on February 16, 1994. He was not employed by the Corporation as an officer prior to 1994. On January 4, 1995, Mr. Vannoy resigned from his position as CEO when John P. Reilly was appointed CEO and resigned from his position as Chairman of the Board of Directors when Mr. Reilly became Chairman on May 16, 1995.

(6) Mr. Siemborski became Senior Vice President and Chief Financial Officer of the Corporation effective July 1, 1994. He was not employed by the Corporation prior to 1994.

                            STOCK PERFORMANCE GRAPH

     The graph reflects a cumulative 5 year total return on an investment of $100 on December 31, 1989 in Figgie International Inc. Class A and Class B Common Stock, the NASDAQ Market Index and a peer group index and assumes dividend reinvestment through the fiscal year ending December 31, 1994. The returns of each company in the peer group index are weighted based on market capitalization.

      Measurement Period         FIGGIE CLASS                    FIGGIE CLASS    NASDAQ STOCK
    (Fiscal Year Covered)              A          PEER GROUP           B          MARKET- US
12/89                                      100             100             100             100
12/90                                       65              84              67              85
12/91                                       65              89              76             136
12/92                                       85             101              72             159
12/93                                       71             143              59             182
12/94                                       32             142              26             178
12/95

     The peer group is comprised of the companies set forth below, which are among the companies included on the Fortune 500 Industrial and Farm Equipment Companies list:

AM International Inc.          Dresser Industries, Inc.       Outboard Marine Corp.
Applied Materials Inc.         Figgie International Inc.      Parker Hannifin Corp.
Baker Hughes Incorporated      Class A                        Pentair Inc.
Black and Decker Corp.         Great American Management      Stewart & Stevenson
Briggs & Stratton Corp.        & Investment, Inc.             Services, Inc.
Caterpillar Inc.               Harnischfeger Industries,      Tecumseh Products Co.
Cincinnati Milacron Inc.       Inc.                           Tenneco Inc.
Clark Equipment Co.            IMO Industries Inc.            Terex Corp.
Cummins Engine Company,        Ingersoll-Rand Company         The Timken Company
  Inc.                         Kennametal Inc.                The Toro Company
Deere & Company                NACCO Industries, Inc.         Trinova Corporation
Dover Corporation              Nortek Inc.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than nine nor more than sixteen members but, within such limits, the Board of Directors is empowered to increase or decrease the total number of Directors as well as the number of Directors in each class provided that each class shall continue to consist of, as nearly as may be, one-third of the whole number of the Board of Directors. Messrs. Scott, Chiarucci and Coenen, whose terms expire at this Annual Meeting, have stated that they will not stand for re-election and Mr. Robertson, whose term would expire in 1997, has stated that he will resign from the Board of Directors effective on the date of this Annual Meeting. The Board accordingly took the following actions: (i) nominated Mr. F. Rush McKnight as an additional candidate in the class of Directors to be elected at this Annual Meeting; (ii) passed a resolution reducing the total number of Directors to nine effective upon the date of this Annual Meeting; and
(iii) reduced the number of Directors to be elected at this Annual Meeting and whose terms will expire at the Annual Meeting in 1998, to three.

     The three nominees for election at this Annual Meeting are Fred J. Brinkman, F. Rush McKnight and John P. Reilly, all of whom have informed the Corporation that they are willing to serve for the term to which they are nominated if they are elected. If a nominee for Director should become unavailable for election or is unable to serve as a Director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee as may be named by the Board of Directors.

     The information appearing in the following table and the notes thereto has been furnished to the Corporation, where appropriate, by the nominees for Director and the Directors continuing in office with respect to: (i) the present principal occupation or employment of each respective nominee and continuing Director and, if such principal occupation or employment has not been carried on during the past 5 years, the occupation or employment during such period, (ii) the names and principal businesses of the corporations or other organizations in which such occupation or employment is carried on and/or has been carried on during the past 5 years, and (iii) the directorships held by each respective nominee or continuing Director on the boards of publicly held and certain other corporations and entities:

                    NOMINEES FOR ELECTION AS DIRECTORS TO BE
                       ELECTED FOR A TERM OF THREE YEARS

                                                                                   IF ELECTED,
                                                                                   TERM EXPIRES
                                                                   SERVED AS        AT ANNUAL
                            NAME AND                                DIRECTOR        MEETING OF
                      PRINCIPAL OCCUPATION                           SINCE       STOCKHOLDERS IN
----------------------------------------------------------------   ----------    ----------------
FRED J. BRINKMAN, age 66                                              1992             1998
  Consultant; former Partner, Arthur Andersen LLP, public
     accountants, Senior Partner, Asia-Pacific area from 1978 to
     1989 and Managing Partner of the firm's Washington, D.C.
     office from 1981 to 1987; Director, Washington Gas Light
     Co. and Charles E. Smith Residential Realty Inc.
JOHN P. REILLY, age 51                                                1995             1998
  Chief Executive Officer, Figgie International Inc., since
     January 4, 1995; President, Figgie International Inc.,
     since February 1, 1995 and Chairman of the Board of Figgie
     International Inc. since May 16, 1995; former President and
     Chief Operating Officer, Brunswick Corporation, 1993-1994;
     former President and Chief Executive Officer, Tenneco
     Automotive, 1987-1993; Director, Trinova Corporation;
     Director, Atwood Industries; Director, Barat College.
F. RUSH McKNIGHT, age 65(1)                                           1985             1998
  Partner, Calfee, Halter & Griswold, Cleveland, Ohio, law firm;
     Managing Partner from 1985 to 1991.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                   TERM EXPIRES
                                                                   SERVED AS        AT ANNUAL
                            NAME AND                                DIRECTOR        MEETING OF
                      PRINCIPAL OCCUPATION                           SINCE       STOCKHOLDERS IN
----------------------------------------------------------------   ----------    ----------------
JOHN S. LANAHAN, age 73                                               1985             1996
  Consultant; former Senior Vice President-Commercial, Chessie
  System Railroads; former President and Managing Director, the
  Greenbrier Resort Hotel.
ALFRED V. GANGNES, age 74                                             1972             1996
  Retired; former President, Figgie International Inc.; former
  Director, Evaluation Research Corporation.
HARRISON NESBIT, II, age 68                                           1969             1996
  Retired; former Chairman and Director, Godine, Nesbit, McCabe
  & Co., an insurance brokerage firm, from 1987 to 1993; former
  General Agent, State of Virginia, Massachusetts Mutual Life
  Insurance Co.; Director, St. George Metals, Inc.; Director,
  O-Three Limited.
STEVEN L. SIEMBORSKI, age 40                                          1994             1997
  Senior Vice President and Chief Financial Officer, Figgie
  International Inc., since July 1, 1994; former Partner, Ernst
  & Young; Certified Public Accountant.
A.A. SOMMER, JR., age 71                                              1986             1997
  Counsel, Morgan, Lewis & Bockius, Washington, D.C., law firm since October 1, 1994; former Partner, Morgan, Lewis &
  Bockius, 1979 to 1994; Chairman, Public Oversight Board of the
  American Institute of Certified Public Accountants; Vice
  Chairman, Board of Governors, National Association of
  Securities Dealers.
WALTER M. VANNOY, age 67                                              1981             1997
  Retired; former Chairman of the Board, Figgie International
  Inc., May 18, 1994 to May 16, 1995; former Chief Executive
  Officer, Figgie International Inc., May 18, 1994 to January 4,
  1995; former Vice Chairman of the Board, Figgie International
  Inc., February 1994 to May 1994; former Vice Chairman,
  McDermott International Inc.; former President and Chief
  Operating Officer, Babcock & Wilcox; Director, Illinova Corp.

---------

(1) See discussion under the caption "CERTAIN TRANSACTIONS."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 11 non-telephonic meetings during the year ended December 31, 1994. During the year, no incumbent Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by any Committee of the Board on which he served.

     Effective upon the date of the Annual Meeting, the committees of the Board of Directors, their principal functions and their respective memberships are expected to be as follows:

     AUDIT COMMITTEE

     A. A. Sommer, Jr., Chairman
     F. Brinkman
     F.R. McKnight
     H. Nesbit, II

     The Audit Committee will continue to have as its principal assignment the oversight and review of the internal and external audit functions of the Corporation.

     EXECUTIVE AND FINANCE COMMITTEE

     W. Vannoy, Chairman
     F. Brinkman
     J. Reilly
     F. R. McKnight
     H. Nesbit, II
     S. Siemborski (ex-officio and non-voting)

     The Executive and Finance Committee will continue to be empowered to act on behalf of the Board of Directors during the periods of the year in which the Board does not meet and will focus particularly on the review and oversight of budgets, issuance of securities, proposed financings and acquisitions and dispositions.

     STOCK OPTION COMMITTEE

     A. A. Sommer, Jr., Chairman
     F. Brinkman

     The Stock Option Committee administers the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan") and the Figgie International Inc. Key Employees' Stock Option Plan.

     MANAGEMENT DEVELOPMENT-COMPENSATION AND NOMINATING COMMITTEE

     H. Nesbit, II, Chairman
     F. Brinkman
     A. Gangnes
     F. R. McKnight
     J. Reilly (ex-officio and non-voting)
     A. A. Sommer, Jr.
     W. Vannoy

     The Management Development-Compensation and Nominating Committee will continue to perform the functions previously performed by the Management Development & Compensation Committee and the Nominating Committee. This Committee will evaluate candidates for Board membership, make recommendations with respect to the number of Directors and candidates to be included in the annual proxy materials, recommend candidates to fill Board vacancies and exercise overall authority with respect to the compensation, development and succession of executive personnel.

     The Board committees which existed during 1994 held the following numbers of meetings during that year: Executive and Finance Committee - 5, Audit Committee - 9, Management Development & Compensation Committee - 5, International Committee - 1, Real Estate Committee - 5, Stock Option Committee - 1, Strategic Planning & Operations Committee - 15, Nominating Committee - 1, and CEO Search Committee - 2. Not included in these totals are those instances in which the committees took action by written unanimous consent.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Management Development & Compensation Committee of the Board of Directors consists of Harrison Nesbit, II, Dale S. Coenen, Fred J. Brinkman, Alfred V. Gangnes, John P. Reilly and Walter M. Vannoy. During 1994, the same individuals other than Mr. Reilly served on that Committee after the resignations of Harry E. Figgie, Jr. and Dr. Harry E. Figgie, III, and Russell
W. McFall's death. Mr. Vannoy became Vice Chairman of the Corporation on February 16, 1994 and CEO and Chairman of the Board of Directors on May 18, 1994. Until his retirement from the Corporation on May 18, 1994, Harry E. Figgie, Jr. was the Chairman of the Board of the Corporation and its CEO and the Chairman of the Board of The Clark-Reliance Corporation. Dr. Figgie is the President of The Clark-Reliance Corporation and, until March 15, 1994, was Vice Chairman of Technology and Strategic Planning of the Corporation. Mr. Coenen is a director of The Clark-Reliance Corporation.

     The Stock Option Committee of the Board of Directors currently consists of Dale S. Coenen, A.A. Sommer, Jr. and Fred J. Brinkman. During 1994, the same individuals served on that Committee.

     On August 25, 1993, the Corporation made a loan to Harry E. Figgie, Jr. to enable him to acquire restricted shares under the Restricted Stock Plan. The loan was in the amount of $156,450, was payable on demand and bore an interest rate equal to the Bank of Boston's prime rate. The full amount of the loan was repaid in April 1994.

     Nancy Figgie, the wife of Harry E. Figgie, Jr., was Vice President of Facilities Planning of the Corporation until her resignation in February 1994; Matthew Figgie was Director of Mergers and Acquisitions, Currency Trading and Corporate Investments of the Corporation prior to his resignation in May 1994; and Dr. Harry E. Figgie, III was Vice Chairman and a Director of the Corporation until his resignation from those positions in March and May 1994, respectively. In 1994, Mrs. Figgie, Matthew Figgie and Dr. Figgie collectively received from the Corporation $388,419 in their foregoing capacities.

     As of October 30, 1991, the Corporation purchased $1,000,000 of 10% Convertible Subordinated Debentures due October 30, 2001 issued by Trans-Industries, Inc. The debentures provide for prepayment without premium of $142,857 per year commencing in 1995 and additional optional prepayments at declining premiums over the same period. The debentures are convertible at any time at the option of the Corporation into common stock of Trans-Industries at $2.00 per share. Mr. Coenen is President, Chairman of the Board and a shareholder of Trans-Industries. Mr. Harry E. Figgie, Jr. is also a shareholder of Trans-Industries. The common stock of Trans-Industries is publicly traded in the over-the-counter market. The purchase was approved by the Board of Directors with Mr. Figgie and Mr. Coenen abstaining.

                           COMPENSATION OF DIRECTORS

     The Directors, except for those who are also employees of the Corporation, currently receive an annual stipend of $20,000. In addition, the non-employee members of the Executive and Finance Committee receive $9,000 per year and members of the remaining committees other than the Stock

Option Committee receive $6,000 per year. The non-employee Chairmen of the committees receive an additional $1,000 per year for each chairmanship held except for the Chairman of the Stock Option Committee.

     The Board of Directors adopted resolutions effective as of the date of this Annual Meeting amending the compensation of all non-employee members of the Board of Directors in the following respects: (1) the annual stipend for members of the Board was reduced to $15,000; (2) the annual stipend for membership on all committees other than the Stock Option Committee was reduced to $3,000; (3) the annual stipend of $1,000 for committee chairmen was omitted; (4) an attendance fee of $1,000 was established for each meeting of the Board of Directors; (5) an attendance fee of $750 was established for each meeting of the Executive and Finance Committee and an attendance fee of $250 was established for all other Board committees except for the Stock Option Committee; (6) an attendance fee of $750 was established for each separately called meeting of non-management directors; (7) a participation fee of $750 was established for regularly scheduled telephonic meetings and $250 for special telephonic meetings of the Executive and Finance Committee; and (8) a participation fee of $250 was established for all telephonic meetings of all other committees except for the Stock Option Committee.

     The Corporation has agreed to pay a death benefit in the amount of $200,000 to the estate of each Director, other than a director who is also an employee, upon his death. This benefit is provided to a Director while in office and after retirement if he has served 5 years. The benefit is payable from the general assets of the Corporation and the Corporation has insured this liability by purchasing life insurance policies on the lives of the eligible Directors.

     The Directors also receive travel and lodging expenses in connection with their attendance at Board and committee meetings.

                               DERIVATIVE ACTIONS

     In two separate suits, three stockholders of the Corporation filed complaints in 1993 in the Common Pleas Court of Lake County, Ohio seeking recovery on behalf of the Corporation for alleged self-dealing, waste of corporate assets, financial statement overstatements, gross mismanagement and participation or acquiescence in such practices by the directors of the Corporation then in office, all of whom were named as defendants. The Court consolidated and subsequently dismissed both suits with respect to all defendants. The plaintiffs appealed the Court's decision and the parties reached an agreed upon settlement in June 1995, the principal terms of which were described in a notice mailed to the Corporation's stockholders of record. Stockholders were permitted to voice their objections to the settlement at a hearing before the Court held on August 7, 1995. The terms of the settlement were approved by the Court on August 10, 1995 and the appeal period with respect to the Court's order will expire on September 11, 1995.

                                RETIREMENT PLANS

RETIREMENT INCOME PLAN II

     All of the Executive Officers of the Corporation are currently accruing retirement income credits under, or will accrue them upon their satisfaction of the eligibility requirements set forth in, the Salaried Employee Retirement Income provisions of the Figgie International Inc. Retirement Income Plan II (the "Salaried Provisions"), a defined benefit pension plan. The Salaried Provisions cover the salaried employees of the Corporation except employees of certain non-participating divisions and subsidiaries.

Directors who are not employees are not entitled to receive retirement benefits under the Retirement Income Plan II.

     In general, the Salaried Provisions, as adopted effective July 31, 1993, provide that salaried employees accrue dollar units of retirement income credits for each calendar year of participation in the Salaried Provisions on the basis of their "Annual Pensionable Earnings." To receive full benefits under the Salaried Provisions, employees must contribute 2% of their "Annual Pensionable Earnings" over their "Covered Compensation." The following sets forth the percentage of Annual Pensionable Earnings which is accrued as a Retirement Income Credit under the Salaried Provision:

                                                         ANNUAL
                                                PENSIONABLE EARNINGS (1)
                                              -----------------------------
                                               0-100% OF       OVER 100% OF
                                                COVERED          COVERED
                                              COMPENSATION     COMPENSATION
                                                  (2)              (2)
                                              ------------     ------------
          Retirement Income Credit                0.7%             1.2%

---------------

(1) "Annual Pensionable Earnings" includes cash salaries and bonuses received by the participant but excludes any such earnings in excess of $150,000 for calendar year 1995 and thereafter (plus any increase for cost-of-living as shall be prescribed by the Secretary of the Treasury pursuant to Sections 401(a)(17) and 415(d) of the Internal Revenue Code).

(2) "Covered Compensation" means the average of the contributions and benefit bases in effect under Section 230 of the Social Security Act for each such calendar year in the 35 calendar years ending immediately prior to each calendar year. For calendar year 1995, Covered Compensation will equal $24,312.

     Generally, any salaried employee of the Corporation except employees of certain nonparticipating divisions and subsidiaries is eligible to participate in the Salaried Provisions after the earlier of the completion of one year of service or attainment of age 40. A participant becomes vested in the Salaried Provisions five years after the participant's hire date. Upon reaching normal retirement at age 65, each participant is generally entitled to receive an annual retirement benefit for life equal to the total of the retirement income credits accrued by him during his period of participation. Such benefit is not subject to any deduction for Social Security benefits. A reduced annual retirement income benefit may be payable to a retired employee under other actuarially equivalent forms of pay-out provided for in the Salaried Provisions. The Salaried Provisions also contain provisions for early retirement and pre-retirement death benefits payable to spouses and dependent children of certain deceased participants. During 1994, certain employees of the Corporation and its subsidiaries accrued retirement benefits under separate retirement plans of the Corporation which cover employees of its divisions or subsidiaries which are not or were not at the time participating under the Salaried Provisions or a prior plan which was terminated on November 21, 1988 (the "Prior Plan").

     As of December 31, 1994, the annual benefits payable upon retirement under the Salaried Provisions, including accrued benefits from the Prior Plan, to the individuals named in the Summary Compensation Table are stated below. Mr. Figgie resigned from the Corporation on May 18, 1994 and is receiving total annual retirement benefits in the amount of $407,702. In determining the benefits payable to the other individuals named in the Summary Compensation Table, the executives' earnings were estimated through 1995 and were assumed not to exceed $150,000 after 1995. Covered Compensation ($24,312 for 1995) was assumed not to increase after 1995, the maximum allowable employer-funded benefit under the Internal Revenue Code (which is the greater of $118,800 or the accrued benefit as of

December 31, 1982) was assumed to continue to retirement and executives were assumed to continue working until at least age 65 and to be fully vested. Based upon the preceding assumptions, the annual benefits payable to such persons including benefits payable as a result of voluntary contributions and the accrued benefits from the Prior Plan are as follows: Mr. Vannoy -- $133; Mr. Chiarucci -- $13,704; Mr. Harthun -- $99,770; Mr. Siemborski -- $42,219; and Mr. Rieger -- $44,118.

SENIOR EXECUTIVE BENEFITS PROGRAM

     The following pension plan table shows the annual benefits upon retirement at age 65 in 1994 for various combinations of compensation and lengths of service which may be payable under the Corporation's Senior Executive Benefits Program (the "SEBP") to the individuals named in the Summary Compensation Table. These amounts are paid in addition to the amounts payable under the Corporation's Salaried Provisions discussed above.

                               PENSION PLAN TABLE

     Annual Benefit for Years of Credited Service Shown (1):

  REMUNERATION(2)     10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-------------------   --------    --------    --------    --------    --------    --------
$     125,000         $15,800     $38,991     $32,099     $25,207     $18,314     $11,423
      150,000          26,634      50,741      42,349      33,957      25,565      17,173
      175,000          37,667      66,991      58,599      50,207      41,815      33,423
      200,000          48,301      83,241      74,849      66,457      58,065      49,673
      225,000          59,134      99,491      91,099      82,707      74,315      65,923
      250,000          69,967     115,741     107,349      98,957      90,565      82,173
      300,000          91,634     148,241     139,849     131,457     123,065     114,673
      400,000         134,967     213,241     204,849     196,457     188,065     179,673
      450,000         156,634     245,741     237,349     228,957     220,565     212,173
      500,000         178,300     278,241     269,849     261,457     253,065     244,673

---------------

(1) Annual benefits are computed on the basis of 100% joint and survivor benefit. The annual benefits reflected in the table constitute 65% of final covered remuneration, less assumed social security benefits of $21,582 and less assumed amounts of benefits payable under the Salaried Provisions. The benefits under the Salaried Provisions have been calculated based upon the assumptions that the amount of Covered Compensation, as defined in the Salaried Provisions, remains fixed and the amount of Annual Pensionable Earnings, as defined in the Salaried Provisions, is limited to amounts that do not exceed $150,000. (See the description of the Salaried Provisions set forth above.) The annual benefits will be increased by 10% of the final covered remuneration for a participant in the SEBP as of February 18, 1987 or a person hired prior to February 18, 1987 who completes 20 years of service. The annual benefits will be reduced by any retirement or deferred compensation plans of other employers.

(2) Consists of base salary and the installment payments that have been received by an executive under the discretionary bonus component of the Corporation's incentive bonus arrangements.

     As of December 31, 1994, the years of credited service for the 6 individuals named in the Summary Compensation Table are as follows: Walter M. Vannoy, 1 year; Vincent A. Chiarucci, 7 years; L. A. Harthun, 29 years; Steven
L. Siemborski, 0 years; Charles C. Rieger, Jr., 12 years; and Harry E. Figgie, Jr., 30 years. Harry E. Figgie, Jr. is not accruing any additional benefits under the SEBP since his resignation from the Corporation.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation entered into an employment agreement dated October 28, 1994 (the "Agreement") with Walter M. Vannoy. The Agreement provides for Mr. Vannoy's employment as Vice-Chairman of the Board of Directors between February 16, 1994 and May 18, 1994, as CEO from May 18, 1994 until such time as a new CEO is duly elected and takes office (the "New CEO Start Date"), and as Chairman of the Board from May 18, 1994 until a new Chairman is named. Mr. Vannoy's annual base salary under the Agreement is $400,000. In addition to his base salary, Mr. Vannoy is entitled to receive a discretionary bonus under the regular bonus programs of the Corporation, to participate in other benefit plans provided by the Corporation, and to be reimbursed for all reasonable expenses incurred while performing his duties under the Agreement. In accordance with the Agreement, the 115,497 shares of restricted stock granted to Mr. Vannoy under the 1993 Restricted Stock Purchase Plan for Employees are subject to repurchase by the Corporation upon termination of Mr. Vannoy's employment with the Corporation pursuant to the provisions of the Restricted Stock Plan relating to repurchases from retirees. Further, the Agreement provides that in the event Mr. Vannoy's employment is terminated due to death or disability (as defined), by the Corporation without good cause (as defined), or by Mr. Vannoy for good reason (as defined), Mr. Vannoy (or his successor in interest) would be entitled to a pro rata portion of any bonus payable to Mr. Vannoy under the Agreement and the base salary that Mr. Vannoy would have otherwise received as follows: (i) if employment is terminated prior to the 90th day following the New CEO Start Date, for the number of days subsequent to his termination of employment which is equal to the number of days between February 16, 1994 and his date of termination of employment; or (ii) if terminated after the 90th day following the New CEO Start Date, for the number of days between his date of termination of employment and such date which represents the number of days after the 90th day following the New CEO Start Date and will equal the number of days between February 16, 1994 and the 90th day following the New CEO Start Date (the "Separation Day"). The Agreement provides that upon completion of his term of employment under the Agreement until the Separation Day, Mr. Vannoy will continue to serve the Corporation on a part-time basis with such title, if any, as the Board of Directors deems appropriate.

     The Corporation entered into an employment agreement dated July 1, 1994 (the "Employment Contract") with Steven L. Siemborski. The Employment Contract provides for Mr. Siemborski's employment as Senior Vice President and Chief Financial Officer of the Corporation, at an annual base salary of $350,000. In addition to his base salary, Mr. Siemborski is entitled to receive: (i) a special $50,000 transition payment (which was paid in 1994), an incentive bonus of $25,000 for reducing financial consulting fees by 50% during the first four months of employment (which was paid on June 30, 1995) and an additional incentive bonus of $50,000 for reducing such financial consulting fees to zero by June 30, 1995 (which was paid on June 30, 1995) during the first year of the Employment Contract; (ii) the greater of a bonus of $50,000 or the bonus payable to him with respect to the 1995 calendar year under the regular bonus programs of the Corporation during the second year of the Employment Contract; and (iii) a discretionary bonus under the regular bonus programs of the Corporation during the third and fourth years of the Employment Contract. Mr. Siemborski also received the right to purchase 150,000 shares of the Corporation's Common Stock, the class to be determined by the Stock Option Committee, for one dollar ($1.00) per share in four annual increments of 37,500 shares beginning July 1, 1994 (such rights to expire if not exercised by Mr. Siemborski prior to the following November 1st), to participate in other benefit plans provided by the Corporation, and to be reimbursed for all reasonable expenses incurred while performing his duties under the Employment Contract. Further, the Employment Contract provides that in the event Mr. Siemborski's employment is terminated due to death or disability (as defined), Mr. Siemborski (or his successor in interest) would be entitled to the pro rata portion of any bonus which would have been payable during the second, third and fourth years of the Employment Contract and to his stock purchase rights under the Employment Contract. The Employment Contract also provides that in the event Mr. Siemborski's employment is terminated by the Corporation without good cause (as defined) or by Mr. Siemborski for good reason (as defined), Mr. Siemborski would be entitled to his stock purchase rights under the Employment Contract and to severance pay based upon the date of termination of his employment as follows: (i) if employment is terminated during the first year of the Employment Contract, a proportional amount of $400,000 with respect to the year of his termination and $400,000, $350,000 and $350,000 over the succeeding three years; (ii) if employment is terminated during the second year of the Employment Contract, a proportional amount of $400,000 with respect to that year and $350,000 for each of the next succeeding two years; or (iii) if employment is terminated during the third year of the Employment Contract, a proportional amount of $350,000 with respect to that year and $350,000 over the succeeding year.

     The Corporation entered into a management agreement dated April 28, 1995 (the "Management Agreement") with Luther A. Harthun. The Management Agreement provides for Mr. Harthun's continued employment until July 3, 1996 (unless mutually extended or terminated) as Senior Vice President -- International, General Counsel and Secretary of the Corporation, at his then current base salary and a guaranteed bonus to be paid in 1996 of $80,000. If Mr. Harthun's employment is terminated due to his retirement or death, his benefits will be determined in accordance with the Corporation's other retirement and benefit plans as in effect on the date of the Management Agreement. In the event Mr. Harthun becomes disabled, the Corporation may terminate his employment but will be obligated to pay Mr. Harthun his base salary and guaranteed bonus as if Mr. Harthun had remained a full time employee and retired on July 3, 1996. Such payments will be in lieu of the payments due Mr. Harthun prior to July 3, 1996 pursuant to the Corporation's SEBP. If Mr. Harthun voluntarily terminates his employment, he will receive his full base salary through the termination date, and will receive the guaranteed bonus only if such termination is after April 30, 1996. If the Corporation terminates Mr. Harthun's employment other than for cause (as defined), Mr. Harthun can elect to receive, in lieu of any other severance payments which may be due Mr. Harthun, either (i) his base salary and health and life insurance benefits for twenty-four months following the date of such termination or (ii) his salary, guaranteed bonus, retirement and other payments provided in the Management Agreement as if Mr. Harthun had remained a full time employee and retired on July 3, 1996. In addition, the Corporation will continue to be obligated to pay when due all other benefits Mr. Harthun is due under the Corporation's other retirement and benefit plans. If Mr. Harthun retires from the Corporation after May 31, 1996, he will receive those retirement benefits to which he would be entitled under the Corporation's SEBP.

     The Corporation entered into an employment agreement dated January 1, 1995 (the "Executive Agreement") with John P. Reilly. The Executive Agreement provides for Mr. Reilly's employment as Chief Executive Officer of the Corporation, at an annual base salary of $500,000. In addition to his base salary, Mr. Reilly is entitled to receive the following: (i) a guaranteed lump sum payment of $250,000 if he remains an employee of the Corporation until April 30, 1996; (ii) 30,000 shares of the Corporation's Common Stock pursuant to the terms of the Corporation's Restricted Stock Plan; (iii) an option to purchase 500,000 shares of the Corporation's Class A Common Stock pursuant to the Corporation's Key Employees' Stock Option Plan, at an option price equal to the fair market value of such stock determined under the plan, exercisable not later than the seventh anniversary of the date of issuance. In addition, the Executive Agreement entitles Mr. Reilly to participate in the Corporation's regular bonus and benefit plans for senior executives. In the event of Mr. Reilly's death or disability (as defined), Mr.

Reilly's employment shall be deemed to have terminated, except that the Corporation will pay a pro rata portion of any guaranteed payment or bonus otherwise payable. If the Corporation terminates Mr. Reilly's employment without good cause (as defined), then the Corporation must pay Mr. Reilly's base salary for the greater of (i) two years or (ii) the remainder of the term of the Executive Agreement. The Executive Agreement terminates on January 1, 1998, and will be automatically extended for successive one-year periods unless the Corporation or Mr. Reilly gives notice of termination.

     In May 1989, all corporate officers and corporate level department heads, other than Mr. Figgie, who reported to the Chief Executive Officer of the Corporation, entered into severance agreements (the "Severance Agreements") with the Corporation which become effective in the event of a change of control of the Corporation (as defined). The Severance Agreements provide compensation in the event that within 3 years of such change of control the executive is terminated other than for cause (as defined) or such employment terminates because the executive's duties, title, compensation, employee benefits or place of employment are adversely changed. In addition, if the executive terminates his employment during a period of 30 days following the end of 6 months after a change of control, the executive is entitled to severance compensation. Upon termination of employment where severance compensation is payable under the Severance Agreements, the executive is entitled to receive a payment comprised of 2 times his highest annual base salary, discretionary bonus and formula-based bonus awards through the date of his termination of employment, together with payments relating to the fair market value of any restricted stock forfeited by such executive pursuant to the terms of the related restricted stock purchase plan, all amounts payable which had previously been deferred on such executive's behalf and amounts provided under the Corporation's compensation or retirement plans to the extent such executive participated in such plan or plans at the time of such change of control. These payments are subject to reduction to the extent necessary to keep the aggregate amount of such severance compensation within the limits imposed by Section 280G of the Internal Revenue Code.

     The Corporation has been discussing with Harry E. Figgie, Jr., the former Chairman of the Board and former CEO of the Corporation, the resolution of various matters relating to the employment agreement that the Corporation entered into with Mr. Figgie on November 18, 1988 (the "Employment Agreement"). As stated above, Mr. Figgie resigned from his positions with the Corporation on May 18, 1994. The Employment Agreement provided for, among other things, Mr. Figgie's employment through December 31, 1995 at an annual base salary of at least $500,000, payment of annual bonuses at minimum amounts and certain benefits upon the termination of Mr. Figgie's employment under specified circumstances.

                              CERTAIN TRANSACTIONS

     Mr. McKnight, a member of the Board of Directors, is a partner in the law firm of Calfee, Halter & Griswold which performs legal services for the Corporation. For services rendered during 1994, the Corporation paid Calfee, Halter & Griswold $3,574,338.

     Certain transactions relating to the Corporation and Harry E. Figgie, Dr. Figgie and Mr. Coenen are described above under the caption "Compensation Committee Interlocks and Insider Participation" and are incorporated by reference.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation's independent public accountants for the fiscal year ended 1994 were Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire or respond to appropriate questions.

     The Corporation has not made a final decision as to the selection of its independent public accountants for the current year and is considering as potential candidates several public accounting firms including Arthur Andersen LLP.

                       STOCKHOLDER PROPOSAL REQUIREMENTS

     The Corporation intends to schedule its 1996 Annual Meeting on a date consistent with the dates on which it has held its annual meetings in years prior to 1994. Accordingly, and based upon the date of the mailing of the proxy statement for the Corporation's Annual Meeting in 1993, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be disseminated by the Corporation in connection with its 1996 Annual Meeting must do so no later than January 25, 1996. To be eligible for inclusion in the 1996 proxy material, such proposal must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934. In order to be considered at an Annual Meeting, a stockholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     To the extent that information contained in this Proxy Statement is peculiarly within the knowledge of persons other than the management of the Corporation, the Corporation has relied on such persons for the accuracy and completeness thereof.

     Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Corporation will mail, at no charge to the stockholder, a copy of the Corporation's annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Corporation's most recent fiscal year. Requests from beneficial owners of the Corporation's voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

                                    Ira Gamm
            Manager Corporate Communications and Investor Relations
                           Figgie International Inc.
                               4420 Sherwin Road
                             Willoughby, Ohio 44094

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                                By Order of the Board of
                                                Directors

                                                L. A. Harthun
                                                  Secretary

     Dated: September 14, 1995

        FIGGIE [LOGO]
        INTERNATIONAL                            PROXY/VOTING INSTRUCTION CARD

P       FIGGIE INTERNATIONAL INC. CLASS A COMMON STOCK

R THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 17, 1995.
O
        YOUR VOTE IS IMPORTANT!  PLEASE SIGN AND DATE ON THE REVERSE SIDE OF
X       THIS CARD.

Y The undersigned hereby appoints Keith Mabee, L.A. Harthun, Mary E. Reeve and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Class A Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on October 17, 1995, at 1:00 p.m., E.D.S.T., and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

        The proxies will vote for the election of all listed nominees if the applicable boxes are not marked and at their discretion on any other matter that may properly come before the meeting.

        Nominees for election as Directors are: Fred J. Brinkman, F. Rush McKnight, John P. Reilly.

        Please return promptly in the enclosed postage-paid envelope or otherwise to P.O. Box 1628, Boston, MA 02105-1628, so that your shares can be represented at the meeting.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                             SIDE

/ X /  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE.



                DIERCTORS RECOMMEND A VOTE "FOR" THE PROPOSAL

1.  Election of all Directors.
NOMINEES:  Fred J. Brinkman, F. Rush McKnight, John P. Reilly

      FOR       WITHHELD
      /  /       /  /                                   MARK HERE                   MARK HERE
                                                        FOR ADDRESS    /   /        IF YOU PLAN   /   /
/  /                                                    CHANGE AND                  TO ATTEND
--------------------------------------                  NOTE AT LEFT                THE MEETING
For all nominees except as noted above

                                                       Please sign and return this Proxy Card so that your shares can be represented at the meeting.  If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.  If you do attend the meeting and decide to vote by ballot such vote will supersede this proxy.

                                                       Signature:_________________________________________Date:____________________

                                                       Signature:_________________________________________Date:____________________

        FIGGIE [LOGO]
        INTERNATIONAL                            PROXY/VOTING INSTRUCTION CARD

P       FIGGIE INTERNATIONAL INC. CLASS B COMMON STOCK

R THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 17, 1995.
O
        YOUR VOTE IS IMPORTANT!  PLEASE SIGN AND DATE ON THE REVERSE SIDE OF
X       THIS CARD.

Y The undersigned hereby appoints Keith Mabee, L.A. Harthun, Mary E. Reeve and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Class B Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on October 17, 1995, at 1:00 p.m., E.D.S.T., and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

        The proxies will vote for the election of all listed nominees if the applicable boxes are not marked and at their discretion on any other matter that may properly come before the meeting.

        Nominees for election as Directors are: Fred J. Brinkman, F. Rush McKnight, John P. Reilly.

        Please return promptly in the enclosed postage-paid envelope or otherwise to P.O. Box 1628, Boston, MA 02105-1628, so that your shares can be represented at the meeting.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                             SIDE

/ X /  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE.



                DIERCTORS RECOMMEND A VOTE "FOR" THE PROPOSAL

1.  Election of all Directors.
NOMINEES:  Fred J. Brinkman, F. Rush McKnight, John P. Reilly

      FOR       WITHHELD
      /  /       /  /                                   MARK HERE                   MARK HERE
                                                        FOR ADDRESS    /   /        IF YOU PLAN   /   /
/  /                                                    CHANGE AND                  TO ATTEND
--------------------------------------                  NOTE AT LEFT                THE MEETING
For all nominees except as noted above

                                                       Please sign and return this Proxy Card so that your shares can be represented at the meeting.  If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.  If you do attend the meeting and decide to vote by ballot such vote will supersede this proxy.

                                                       Signature:_________________________________________Date:____________________

                                                       Signature:_________________________________________Date:____________________